Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-236738 on Form S-3 and Registration Statement No. 333-233500 on Form S-8 of our report dated February 26, 2021 relating to the financial statements of Virtus Investment Partners, Inc. and the effectiveness of Virtus Investment Partners, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Virtus Investment Partners, Inc. for the year ended December 31, 2020.
/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 26, 2021